Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DISTRIBUTION SOLUTIONS GROUP, INC.

Distribution Solutions Group, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The original name of the Corporation was DELAWARE LAWSON PRODUCTS, INC. The Corporation’s original certificate of incorporation was filed with the State of Delaware on April 16, 1982. On May 18, 2020, the Corporation amended and restated its certificate of incorporation to include revisions to the advance notice provisions for the proposal of business at stockholder meetings. On May 4, 2022, the Corporation amended its certificate of incorporation to change its name to Distribution Solutions Group, Inc. (the “Amendment”).

2.

This Third Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware (“DGCL”) without the necessity of a meeting or vote of stockholders pursuant to Section 242(d)(1)(B) of the DGCL, and restates, integrates the terms of the Amendment and further amends the provisions of the Corporation’s certificate of incorporation to reflect the following changes:

a.	Effect a two for one subdivision of the issued and outstanding shares of the Corporation that are designated as Common Stock, $1.00 par value per share (the “Common Stock”);

b.	Increase the aggregate number of authorized shares of Common Stock from 35,000,000 to 70,000,000; and

c.	Increase the aggregate number of authorized shares of the stock of the Corporation from 35,500,000 to 70,500,000.

3.	The text of the certificate of incorporation of this Corporation is hereby amended and restated in its entirety, effective August 31, 2023, as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, a duly authorized officer of the Corporation, on behalf of the Corporation as of August 31, 2023.

DISTRIBUTION SOLUTIONS GROUP, INC.

By:	/s/ Richard D. Pufpaf
	Name:	Richard D. Pufpaf
	Title:	General Counsel and Chief Compliance Officer

EXHIBIT A

FIRST: The name of the Corporation is Distribution Solutions Group, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(a)

The total number of shares of stock which the Corporation is authorized to issue is 70,500,000 of which 70,000,000 shares are designated as Common Stock, $1.00 par value per share (hereinafter referred to as “Common Stock”) and 500,000 shares are designated as Preferred Stock, $1.00 par value per share (hereinafter referred to as “Preferred Stock”).

(b)

Immediately upon the effective time (the “Effective Time”) of the filing of this Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), each one share of Common Stock that was issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one share held by any stockholder), is and shall be subdivided into two fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such two-to-one ratio) (the “Forward Stock Split”). The $1.00 par value per share of Common Stock shall not be increased or decreased as a result of the Forward Stock Split.

(c)

The Preferred Stock may be issued from time to time in series as may from time to time be determined by the Board of Directors. The Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, voting powers and the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such series, subject to such limitations as may be prescribed by statute. Without limiting the generality of the foregoing, the Board of Directors may establish, designate and fix by resolution or resolutions the following with respect to each series of Preferred Stock: establish and specify a designation of such series; fix the dividend rights of holders of shares of each such series; fix the terms on which shares of each such series may be redeemed if the shares of such series are to be redeemable; fix the rights of the holders of shares of each such series upon dissolution or any distribution of assets; fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of shares of each such series; fix the terms upon which the shares of each such series may be converted into or exchanged for shares of any other class or classes or of any one or more series of Preferred Stock if the shares of such series are to be convertible or exchangeable; fix the voting rights, if any, of the shares of each such series; and any other relative rights, preferences, or limitations of shares of the series consistent with this Article and applicable law.

FIFTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation. The rights provided by this Article Fifth shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise. Any amendment or repeal of this Article Fifth shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.

Each person who is or was an employee or agent of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend or repeal the By-Laws of the Corporation. By-Laws shall not be altered, amended or repealed by the stockholders of this Corporation except by the vote of holders of not less than 75% of the total voting power of all outstanding shares of capital stock of the Corporation.

SEVENTH: The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The number of directors shall not be less than five nor more than nine, the exact number of directors to be determined from time to time by resolution adopted by a majority of the whole Board, and such exact number shall be six until otherwise determined by resolution adopted by a majority of the whole Board. As used in this Article “whole Board” means the total number of directors which at the time are to constitute the Board of Directors, either as designated in this Article or as determined by the Board of Directors in accordance herewith, as the case may be. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Until the election of directors at the 2022 annual meeting of stockholders, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes of directors, Class I, Class II and Class III. Directors in Class II elected at the annual meeting of stockholders in 2020 have a term expiring at the annual meeting of stockholders in 2021, directors in Class III have a term expiring at the annual meeting of stockholders in 2021, and directors in Class I have a term expiring at the annual meeting of stockholders in 2022, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall be subject to such director’s earlier death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders commencing with the 2021 annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected for a one-year term, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall be subject to such director’s earlier death, resignation, retirement, disqualification or removal from office. From and after the election of directors at the 2022 annual meeting of stockholders, the Board of Directors shall cease to be classified.

If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, or a new directorship is created, a majority of the remaining directors, though less than a quorum, shall choose a successor or successors, or a director to fill the newly created directorship. Directors elected to fill a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they shall have been elected expires. Until the 2022 annual meeting of stockholders, any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders.

NINTH: In all elections of directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which, except for this Article providing for cumulative voting, he would be entitled to cast for the election of directors with respect to his shares multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them as he may see fit. On all other matters submitted to a vote at a meeting of stockholders, each share of Common Stock shall be entitled to one vote on each matter submitted, and each share of Preferred Stock shall be entitled to such number of votes (if any) as specified by the terms thereof.

TENTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding, (a) any director, or the entire Board of Directors, may be removed at any time, provided that until the 2022 annual meeting of stockholders, any director may only be removed for cause; and (b) the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) outstanding at the time a determination is made shall be required to remove a director from office.

ELEVENTH: Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Any stockholder desiring to nominate an individual for election as a director shall so indicate by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 14 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders.

Each such stockholder notice hereunder shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee; and in addition, evidence of the nominee’s willingness to serve shall also be provided.

TWELFTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

THIRTEENTH:

(a)	Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the Corporation may be called only by:

(i)

the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption);

(ii)	the Chairman of the Board;

(iii)

the Chief Executive Officer; and in the case of special meetings called pursuant to clauses (a)(i) — (a)(iii) of this Article Thirteenth shall be held at such place, if any, and on such date, and at such time as they shall fix;

(iv)

subject to the provisions of this Article Thirteenth and the other applicable provisions of this Certificate of Incorporation, a special meeting of the stockholders shall be called by the Secretary of the Corporation upon the written request (a “Stockholder Requested Special Meeting”) of one or more stockholders of record of the Corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a twenty-five percent (25%) “net long position” of the outstanding Common Stock (the “Requisite Percent”) for at least thirty (30) days as of the Delivery Date (as defined below).

(b)

For purposes of determining the Requisite Percent, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that (x) for purposes of such definition, (1) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request (as defined below), (2) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the Nasdaq Global Select Market (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the Nasdaq Global Select Market) on such date (or, if such date is not a trading day, the next succeeding trading day), (3) the “person whose securities are the subject of the offer” shall refer to the Corporation, and (4) a “subject security” shall refer to the outstanding Common Stock; and (y) the “net long position” of such holder shall be reduced by the number of shares of Common Stock as to which the Board of Directors determines that such holder does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(c)

Whether the requesting holders have complied with the requirements of this Article Thirteenth and related provisions of this Certificate of Incorporation shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders.

(d)

In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of stockholders submitting such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the Secretary of the Corporation. The Special Meeting Request(s) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation by overnight express courier or registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (1) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made, and (2) the class, if applicable, and the number of shares of Common Stock that are owned of record and beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the Delivery Date; provided, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary of the Corporation within ten (10) days after the Delivery Date) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the Delivery Date, (v) include an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the Corporation promptly in the event of any decrease in the “net long position” held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, and (vi) contain all of the information required by the By-Laws to be disclosed pursuant to the By-Laws as if the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made were proposing business to be considered at an annual meeting of stockholders, provided that (1) all references to “Proposing Person” in the By-Laws shall, for purposes of this clause (d) of this Article Thirteenth, mean (x) the stockholders of record making the Special Meeting Request and (y) any beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being made and (2) all references to “Associated Person” in the By-Laws shall, for purposes of this clause (d) of this Article Thirteenth, mean any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes hereof) of a Proposing Person. The stockholders of record and beneficial owners making the Special Meeting Request shall update the information required by clause (d)(vi) of this Article Thirteenth at such times and in the manner contemplated by the By-Laws as if the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made were proposing business to be considered at an annual meeting of stockholders. Each stockholder making a Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made is required to update the notice delivered pursuant to this Article Thirteenth in accordance with the applicable provisions of the By-Laws. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. If at any time atter sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation by the stockholder or pursuant to clause (d)(v) of this Article Thirteenth) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, then the requesting stockholder(s) or beneficial owner(s) shall be deemed to have withdrawn such request (in connection with which the Board of Directors may cancel the meeting).

In determining whether a special meeting of stockholders has been requested by stockholders holding in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary of the Corporation will be considered together only if each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and such Special Meeting Requests have been delivered to the Secretary of the Corporation within sixty (60) days of the earliest dated Special Meeting Request.

(e)

Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary of the Corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors calls an annual meeting of stockholders, or a special meeting of stockholders at which a Similar Item (as defined below) is to be presented pursuant to the notice of such meeting, in either case to be held not later than sixty (60) days after the Delivery Date; (ii) the Delivery Date is during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (1) the date of the next annual meeting and (2) thirty (30) days after the first anniversary of the date of the immediately preceding annual meeting; or (iii) the Special Meeting Request(s) (1) contain an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) to an item that was presented at any meeting of stockholders held not more than one hundred and twenty (120) days before the Delivery Date (and for purposes of this clause (iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); (2) relate to an item of business that is not a proper subject for action by the stockholders under applicable law and this Article Thirteenth; (3) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (4) do not comply with the provisions of this Article Thirteenth.

(f)

Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Special Meeting Request for such special meeting; provided, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted pursuant to the Corporation’s notice of meeting. If none of the stockholders who submitted a Special Meeting Request appears (in person or by proxy) at or sends a duly authorized representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Corporation need not present such matters for a vote at such meeting.

FOURTEENTH:

(a)

Except as set forth below, and in addition to such vote as may be required by the terms of any series of Preferred Stock then outstanding, the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding shares of capital stock of the Corporation shall be required to authorize

(i)	any merger, reorganization or consolidation of the Corporation or of any subsidiary with or into any other corporation, person or other entity;

(ii)

any sale, lease, hypothecation, exchange or other disposition (in one transaction or in a series of related transactions) of all or any substantial part of the assets of the Corporation or of any subsidiary to or with any other corporation, person or other entity; or

(iii)

any issuance or transfer by the Corporation or by any subsidiary of any of its securities to any other corporation, person or other entity in exchange for assets or securities or a combination thereof having an aggregate fair market value of five percent or more of the consolidated assets of the Corporation and its subsidiaries as of the end of the fiscal year of the Corporation next preceding the record date for determination of stockholders entitled to notice thereof and to vote thereon;

if in any such case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, the other corporation, person or other entity which is a party to such transaction beneficially owns, directly or indirectly, 10% or more of the total voting power of all outstanding shares of capital stock of the Corporation (any such other corporation, person or other entity being referred to in this Article as a “10% Owner”).

Any such transaction must also be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of capital stock of the Corporation which is not beneficially owned by the 10% Owner who is a party to the transaction.

(b)	For purposes of this Article, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation

(i)	which it owns directly, whether or not of record; or

(ii)	which it has the right to acquire pursuant to any agreement or understanding or upon the exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable; or

(iii)

which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above) by an “affiliate” or “associate” as those terms are defined herein; or

(iv)

which are beneficially owned, directly or indirectly by any other corporation, person or other entity (including any shares which such other corporation, person or other entity has the right to acquire pursuant to any agreement or understanding or upon the exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable) with which it or its “affiliates” or “associates” has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

For the purposes of this Article, the outstanding shares of capital stock of the Corporation shall include shares deemed owned through the application of clauses (b)(ii), (iii) and (iv) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

(c)

The provisions of this Article shall not apply to (i) any transaction described in the preceding paragraphs if the Board of Directors of the Corporation has approved a memorandum of understanding with respect to the transaction prior to the time such other corporation, person or other entity becomes a 10% Owner, or (ii) any transaction described in the preceding paragraphs if at any time prior to its consummation the transaction has been approved by a resolution adopted by at least two-thirds of the directors of the Corporation who are not representatives or affiliates or associates of the 10% Owner.

(d)	For purposes of this Article:

(i)

The term “affiliate” includes any person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation, person or other entity.

(ii)

The term “associate” includes (1) any person of which the person specified is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which the specified person has a substantial beneficial interest or as to which the person specified serves as trustee or in a similar capacity, or (3) any relative or spouse of the person specified or any relative of such spouse, who has the same home as the person specified or who is a director or officer of the person specified or any corporation which controls or is controlled by the person specified.

(iii)	The term “subsidiary” means a corporation of which a majority of the outstanding shares of capital stock is owned by the Corporation directly, and/or indirectly through one or more other subsidiaries.

(e)

The Board of Directors shall have the power and duty to determine for the purpose of this Article on the basis of infonnation known to the Board whether any corporation, person or other entity is a 10% Owner, affiliate or associate. Any such determination shall be conclusive and binding for all purposes of this Article.

FIFTEENTH: In evaluating a “Combination Proposal,” it shall be proper for the Board of Directors to consider:

(i)

the best interests of the stockholders; for this purpose the Board shall consider, among other factors, not only the consideration being offered in the Combination Proposal, in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then estimate of the future value of the Corporation as an independent entity; and

(ii)

such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects of the Combination Proposal upon employees, suppliers, customers and other constituents of the Corporation, and the communities in which the Corporation operates.

“Combination Proposal” means any proposal of any person (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

SIXTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of the Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, by the terms of any series of Preferred Stock then outstanding, by this Certificate of Incorporation or by the By-Laws of the Corporation), the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding shares of capital stock of the Corporation shall be required to amend, alter, change or repeal all Articles of this Certificate of Incorporation except Articles FIRST, SECOND, THIRD, FOURTH and SEVENTH.

SEVENTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.